Exhibit 99.1

ATC Contact: Igor Khislavsky

Vice President, Investor Relations

Telephone: (617) 375-7500

AMERICAN TOWER ANNOUNCES TELXIUS TOWERS TRANSACTION

Boston, Massachusetts – January 13, 2021 – American Tower Corporation (NYSE: AMT) today announced that it has entered into definitive agreements with Telefónica, S.A. (“Telefónica”), under which it will acquire Telxius Towers, comprising approximately 31,000 existing communications sites in Germany, Spain, Brazil, Chile, Peru and Argentina. The total consideration for the transaction is approximately €7.7 billion (approximately $9.4 billion at current foreign exchange rates), subject to customary closing adjustments. In addition, American Tower expects to spend approximately $500 million to construct a committed pipeline of approximately 3,300 new sites in Germany and Brazil through 2025.

Tom Bartlett, American Tower’s Chief Executive Officer stated, “This transaction is transformational for our European business and will establish American Tower as one of the largest independent communications infrastructure providers in Europe. It is also complementary for our Latin American portfolio and positions us to drive strong long-term organic growth across both regions while augmenting our new build programs and enhancing our relationships with key tenants. We are excited to broaden our partnership with Telefónica by acquiring a high-quality, well-located portfolio of sites that will further diversify our global footprint and enhance our ability to help provide broadband connectivity for billions of people.”

American Tower expects the assets to generate approximately $775 million in property revenue, approximately $410 million in gross margin, and approximately $390 million in Adjusted EBITDA at current foreign exchange rates, in their first full year in its portfolio, pro forma for contributions from the committed future build-to-suits. This implies an Enterprise Value / Adjusted EBITDA multiple of less than 26x.

The transaction is anticipated to be immediately accretive to Consolidated AFFO per Share and is expected to close in multiple tranches, beginning in the second quarter of 2021, subject to government and regulatory approvals and customary closing conditions.

American Tower intends to finance the transaction in a manner consistent with maintaining its investment grade credit rating and has obtained committed financing from Bank of America, N.A. BofA Securities, Inc. is serving as lead financial advisor to American Tower, who is also being advised by CDX Advisors and EA Markets.

Conference Call Information

American Tower will host a conference call today at 8:00 a.m. ET to discuss this transaction. Supplemental materials for the call will be available on the Company’s website, www.americantower.com. The conference call dial-in numbers are as follows:

U.S./Canada dial-in: (877) 692-8955

International dial-in: (234) 720-6979

Passcode: 3930135

When available, a replay of the call can be accessed until 11:59 p.m. ET on January 27, 2021. The replay dial-in numbers are as follows:

U.S./Canada dial-in: (866) 207-1041

International dial-in: (402) 970-0847

Passcode: 1953616

American Tower will also sponsor a live simulcast and replay of the call on its website, www.americantower.com.

About American Tower

American Tower, one of the largest global REITs, is a leading independent owner, operator and developer of multitenant communications real estate with a portfolio of over 183,000 communications sites. For more information about American Tower, please visit www.americantower.com.

Cautionary Language Regarding Forward-Looking Statements

This press release contains statements about future events and expectations, or “forward-looking statements,” all of which are inherently uncertain. We have based those forward-looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to, statements regarding the proposed closing of the transaction described above, expected financial projections for the portfolio and the impact on our consolidated results, the expected consideration and the expected sources of funds to pay for the transaction described above. These forward-looking statements involve a number of risks and uncertainties. For important factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the information contained in Item 1A of our Form 10-K for the year ended December 31, 2019, as updated in our Form 10-Q for the three months ended March 31, 2020, each under the caption “Risk Factors” and in other filings we make with the Securities and Exchange Commission. We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

Adjusted EBITDA and Consolidated AFFO are non-GAAP financial measures. For more information, see our Form 10-Q for the quarter ended September 30, 2020 under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Non-GAAP Financial Measures” and “– Results of Operations.” Additionally, Consolidated AFFO per Share is a non-GAAP measure, and is defined as Consolidated AFFO divided by the diluted weighted average common shares outstanding. We have not provided a reconciliation of any forward-looking non-GAAP financial measures, including Adjusted EBITDA, to the most directly comparable GAAP financial measures because we are unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts, and we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

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